EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES
CLOSING OF SALE OF 180 NORTH LASALLE STREET PROPERTY

Chicago, IL. May 21, 2010 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that on May 17, 2010 the Company closed on the sale of 180 North LaSalle Street, Chicago, Illinois (the “Property”), from the subsidiary of the Company (the “Seller”) that owned the Property to 180 N. LaSalle Realty LLC (the “Purchaser”), an entity indirectly controlled by Mr. Michael Silberberg of Nanuet, New York.

The gross purchase price for the Property was $72.25 million, subject to customary pro-rations, credits and adjustments. After closing adjustments and costs, the Seller received net proceeds of approximately $12.4 million. The Seller’s estimated GAAP gain on the sale is approximately $8.5 million.

The Company was represented in this transaction by Jeffrey Bramson and Jaime Fink of Holliday Fenoglio Fowler, L.P.’s Chicago office.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases and redevelops office real estate, primarily in metropolitan Chicago. The Company currently owns 6 office properties containing an aggregate of approximately 2.5 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About Holliday Fenoglio Fowler, L.P.

HFF (NYSE: HF) operates out of 17 offices nationwide and is a leading provider of commercial real estate and capital markets services to the U.S. commercial real estate industry. HFF offers clients a fully integrated national capital markets platform including debt placement, investment sales, advisory services, structured finance, private equity, loan sales and commercial loan servicing. www.hfflp.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300